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                                                                      Exhibit 11
                                                                      ----------


                             U.S. HEALTHCARE, INC.
        COMPUTATION OF NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE
                  (amounts in thousands except per share data)
                                  (unaudited)

                                                                 Three months ended
                                                                       March 31
                                                              --------------------------
                                                                1996              1995
                                                              --------          --------
Net income                                                    $ 81,638          $ 94,552
                                                              ========          ========
Weighted average number of common shares:
  Shares outstanding at beginning of period                    139,181           145,486
  Effect of conversion of Class B stock                              1                 -
  Effect of exercise of stock options                               87                55
  Effect of restricted stock awarded                               177                29

Weighted average number of common equivalent shares:
  Assumed exercise of stock options                              1,424             1,111
  Class B stock                                                 14,430            14,537
                                                              --------          --------
Weighted average number of common and common equivalent
  shares outstanding - primary basis                           155,300           161,218

Incremental additional equivalent shares
  from application of fully diluted computation                     21                86
                                                              --------          --------
Weighted average number of common and common equivalent
  shares outstanding - fully diluted basis                     155,321           161,304
                                                              ========          ========
Net income per common and common equivalent
  share - primary and fully diluted                               $.53              $.59
                                                                  ====              ====



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